Exhibit 99.(a)(4)(xxxii)

For immediate release
For more information contact:

Media - Bruce Amundson (253) 924-3047
Analysts - Kathryn McAuley (253) 924-2058

Weyerhaeuser Announces Final Proration Factor for Shares Tendered in Exchange Offer

FEDERAL WAY, Wash. (March 12, 2007) - Weyerhaeuser Company (NYSE: WY) announced that a total of 114,204,244 common shares of Weyerhaeuser Company and exchangeable shares of Weyerhaeuser Company Limited were validly tendered for exchange for 284,067,852 shares of Domtar Corporation common stock pursuant to Weyerhaeuser’s exchange offer that expired on March 6, 2007. The total shares tendered included 197,699 shares tendered by odd lot shareholders not subject to proration. Under the terms of the exchange offer, 11.1442 shares of Domtar Corporation common stock will be exchanged for each Weyerhaeuser common share and exchangeable share accepted for exchange in the offer.

The exchange offer is part of the previously announced transaction to combine Weyerhaeuser’s Fine Paper business and related assets with Domtar Inc. (NYSE/TSE: DTC). The transaction created a new company called Domtar Corporation (NYSE: UFS).

Weyerhaeuser was obligated to accept a maximum of 25,490,196 Weyerhaeuser shares for exchange in the exchange offer. Accordingly, 22.1851 percent of the Weyerhaeuser common shares and exchangeable shares validly tendered by each tendering shareholder other than odd lot shareholders will be exchanged for Domtar Corporation shares on a pro rata basis. Unexchanged shares will be returned to tendering shareholders.

Holders of Weyerhaeuser common shares will receive shares of Domtar Corporation common stock to which they are entitled in uncertificated form, and notices of the number of whole shares of Domtar Corporation common stock credited to their accounts will be mailed to them. Holders of exchangeable shares of Weyerhaeuser Company Limited will receive certificates representing the number of whole shares of Domtar Corporation common stock to which they are entitled.

Under terms of the offer, fractional shares of Domtar Corporation common stock will not be exchanged. Instead, fractional shares will be aggregated and sold, and the net cash proceeds of such sale will be distributed to tendering shareholders with fractional interests.

About Weyerhaeuser

Weyerhaeuser Company, one of the world’s largest integrated forest products companies, was incorporated in 1900. In 2006, sales were $21.9 billion. It has offices or operations in 18 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser’s businesses, products and practices is available at www.weyerhaeuser.com.

Additional Information

This announcement is for informational purposes only and is neither an offer to sell nor an offer to buy any securities or a recommendation as to whether you should participate in the exchange offer announced previously. The exchange offer is made solely by the Prospectus-Offer to Exchange and related letters of transmittal.

Investors and shareholders are urged to read the Prospectus-Offer to Exchange, and any other relevant documents filed with the Securities and Exchange Commission, when they become available and before making any investment decisions. You can obtain a free copy of the Prospectus-Offer to Exchange and other related documents filed by Weyerhaeuser or Domtar Corporation with the Securities and Exchange Commission at www.sec.gov.

Forward-Looking Statements

Information in this communication contains forward-looking statements, which are based on the current plans and expectations of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. A list of factors that could cause actual results to differ materially from those expressed in, or underlying, those forward-looking statements is detailed in the filings of Weyerhaeuser and Domtar Corporation with the Securities and Exchange Commission, such as annual and quarterly reports and the Prospectus-Offer to Exchange. None of Weyerhaeuser, Domtar Corporation or Domtar Inc. assume any obligation to update or revise these forward-looking statements to reflect new events or circumstances.